Exhibit 4.1

M — Systems Flash Disk Pioneers Ltd.

2003 Stock Option and
Restricted Stock Incentive Plan

Adopted : November 5TH, 2002

Table Of Contents

1.	PURPOSE; TYPES OF AWARDS; CONSTRUCTION	1

2.	DEFINITIONS	2

3.	ADMINISTRATION	3

4.	ELIGIBILITY	5

5.	SHARES	5

6.	TERMS AND CONDITIONS OF OPTIONS	5

7.	102 STOCK OPTIONS	8

8.	3(9) STOCK OPTIONS	9

9.	NONQUALIFIED STOCK OPTIONS	9

10.	INCENTIVE STOCK OPTIONS	9

11.	RESTRICTED STOCK	10

12.	OTHER SHARE OR SHARE-BASED AWARDS	11

13.	EFFECT OF CERTAIN CHANGES	11

14.	NONTRANSFERABILITY OF AWARDS; SURVIVING BENEFICIARY	13

15.	AGREEMENT BY GRANTEE REGARDING TAXES	13

16.	RIGHTS AS A SHAREHOLDER; VOTING AND DIVIDENDS	14

17.	NO RETENTION RIGHTS	14

18.	APPROVAL	14

19.	PERIOD DURING WHICH AWARDS MAY BE GRANTED	14

20.	AMENDMENT AND TERMINATION OF THE PLAN	15

21.	GOVERNING LAW	15

M-Systems Flash Disk Pioneers Ltd.
2003 Stock Option And
Restricted Stock Incentive Plan

1.	PURPOSE; TYPES OF AWARDS; CONSTRUCTION.
1.1.	Purpose. The purpose of the M-Systems Flash Disk Pioneers Ltd. 2003 Stock Option and Restricted Stock Incentive Plan (the “Plan”) is to afford an incentive to employees, officers, directors, service providers and consultants of M-Systems Flash Disk Pioneers Ltd. (the “Company”), or any Subsidiary of the Company which now exists or hereafter is organized or acquired by the Company, to acquire a proprietary interest in the Company, to continue as employees, officers, directors, service providers or consultants, to increase their efforts on behalf of the Company and to promote the success of the Company’s business.

1.2.	Types of Awards. The Plan is intended to enable the Company to issue Awards under varying tax regimes, including without limitation (i) pursuant and subject to the provisions of Section 102 (“Section 102” and such options, “102 Stock Options”) of the Israeli Income Tax Ordinance (New Version) 1961, as amended (the “Ordinance”) and any regulations, rules, orders or procedures promulgated thereunder; (ii) pursuant to Section 3(9) of the Ordinance (“3(9) Stock Options”); (iii) as “incentive stock options”
(“Incentive Stock Options”) within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended (the “Code”); (iv) Nonqualified Stock Options (as defined below) (all 102 Stock Options, 3(9) Stock Options, Incentive Stock Options and Non-Qualified Stock Options, as well as options issued under other tax regimes collectively, the “Options”); (v) shares of restricted stock (“Restricted Stock”) under the Plan; and (vi) other share-based Awards pursuant to Section 12 hereof. Apart from issuance under the relevant tax regimes in the State of Israel and the United States of America, the Plan contemplates issuances to Grantees (as defined below) in other jurisdictions with respect to which the Committee (as defined below) is empowered to make the requisite adjustments in the Plan and set forth the relevant conditions in the Company’s agreement with the Grantee in order to comply with the requirements of the tax regimes in any such jurisdictions.

1.3.	Construction. To the extent any provision herein conflicts with the conditions of any relevant tax law or regulation which are relied upon for tax relief in respect of a particular Option or Share granted to a Grantee, the provisions of such law or regulation shall prevail over those of the Plan, and the Committee (as defined below) is empowered hereunder to interpret and enforce the said prevailing provisions.

2.	DEFINITIONS.
As used in this Plan, the following words and phrases shall have the meanings indicated:
2.1.	“Award” shall mean any Share, Option, Restricted Stock or any other Stock-based award, granted to a Grantee under the Plan.

2.2.	“Board” shall mean the Board of Directors of the Company.

2.3.	“Committee” shall mean a committee established by the Board to administer the Plan.

2.4.	“Companies Law” shall mean the Israel Companies Law-1999, as amended.

2.5.	“Disability” shall mean the inability of a Grantee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as determined by a medical doctor satisfactory to the Committee.

2.6.	“Exercise Period” shall mean the period in which the Option shall be exercisable.

2.7.	“Exercise Price” shall mean the exercise price for each Share covered by an Option.

2.8.	“Fair Market Value” per Share as of a particular date shall mean (i) the closing sales price per Share on the securities exchange on which the Shares are principally traded for the last preceding date on which there was a sale of such Shares on such exchange; or (ii) if the Shares are listed on the Nasdaq National Market, the last reported price per Share on the Nasdaq National Market on the last preceding date on which there was a sale of such Shares on the Nasdaq National Market; or (iii) if the Shares are then traded in an over-the-counter market, the average of the closing bid and asked prices for the Shares in such over-the-counter market for the last preceding date on which there was a sale of such Shares in such market; or (iv) if the Shares are not then listed on a securities exchange or market or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine, which determination shall be conclusive and binding on all parties.

2.9.	“Grantee” shall mean a person who receives a grant of Options, Restricted Stock, Shares or other Awards under the Plan, who at the time of grant is an employee, officer, director, service provider (e.g. suppliers, sub-contractors etc.) or consultant of the Company or any Subsidiary.

2.10.	“Nonqualified Stock Option” shall mean any Option granted to a U.S. resident, which Option is not designated as, or does not meet the conditions for an Incentive Stock Option.

2.11.	“Parent” shall mean any company (other than the Company), which now exists or is hereafter organized, in an unbroken chain of companies ending with the Company if, at the time of granting an Award, each of the companies other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

2.12.	“Retirement” shall mean a Grantee’s retirement pursuant to applicable law or in accordance with the terms of any tax-qualified retirement plan maintained by the Company or any of its affiliates in which the Grantee participates.

2.13.	“Shareholder(s)” shall mean the shareholder(s) of the Company.

2.14.	“Shares” shall mean the Ordinary Shares of the Company, par value of NIS 0.001 each.

2.15.	“Subsidiary” shall mean any company (other than the Company), which now exists or is hereafter organized or acquired by the Company, in an unbroken chain of companies beginning with the Company if, at the time of granting an Award, each of the companies other than the last company in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

2.16.	“Ten Percent Shareholder” shall mean a Grantee who, at the time an Incentive Stock Option is granted, owns, or is deemed to own pursuant to Section 424(d) of the Code, shares possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary.

2.17.	“Trustee” shall mean the trustee appointed by the Committee or the Board, as the case may be, to hold the respective Options, Restricted Stock and/or Shares, if so appointed.
3.	ADMINISTRATION.
To the extent permitted under law, the Plan shall be administered by the Committee. However, in the event that the Board does not create a committee to administer the Plan, the Plan shall be administered by the Board in its entirety. Furthermore, in the event that an action necessary for the administration of the Plan is required under law to be taken by the Board, then such action shall be so taken by the Board. In any of the above events, all references herein to the Committee shall be construed as references to the Board.
The Committee shall have the authority, in its discretion, to administer the Plan and to exercise all the powers and authority either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation:
(i)	the authority to grant Options, Restricted Stock and Shares and other Stock based Awards to the Grantees;

(ii)	the authority to determine which Options shall constitute 102 Stock Options, 3(9) Stock Options, Incentive Stock Options, Nonqualified Stock Options or otherwise;

(iii)	the authority to determine whether options shall be issued under the “income” route or the “capital” route under Section 102;

(iii)	to determine the Exercise Price of the Shares covered by each Option;

(iv)	to determine the Grantees to whom, and the time or times at which Awards shall be granted;

(v)	to determine the number of Shares to be covered by each Award; (vi) to interpret the Plan; (vii) to prescribe, amend and rescind rules and regulations relating to the Plan;

(vi)	to interpret the Plan;

(vii)	to prescribe, amend and rescind rules and regulations relating to the Plan;

(viii)	to determine the terms and provisions of the Option Agreements as defined in Section 6 below (which need not be identical), and to cancel or suspend Awards, as necessary; and

(ix)	to make all other determinations deemed necessary or advisable for the administration of the Plan, including to adjust the terms of the Plan or any Agreement so as to reflect (i) changes in applicable Israeli, U.S. or other laws, and (ii) the laws of other jurisdictions within which the Company wishes to grant Awards.
The Committee shall have the authority to grant, in its discretion, to the holder of an outstanding Option, in exchange for the surrender and cancellation of such Option, a new Option having an exercise price lower or higher than provided in the Option so surrendered and canceled and containing such other terms and conditions as the Committee may prescribe in accordance with the provisions of the Plan or to set a new exercise price for the same Option lower or higher than that previously provided in the Option.
All decisions, determination and interpretations of the Committee shall be final and binding on all Grantees of any Awards under this Plan. No member of the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.
Each member of the Board and the Committee shall be indemnified and held harmless by the Company against any cost or expense (including fees of counsel) reasonably incurred by him/her, or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such member’s own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the member may have as director or otherwise under the charter documents of the Company, any agreement, any vote of share or disinterested directors, or otherwise.
No person shall be eligible to be a member of the Committee if such person’s membership would prevent the Plan from complying with exemptions from Section

16 set forth in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if applicable.
At such time as any class of equity securities of the Company is registered pursuant to Section 12 of the Exchange Act, the Committee shall consist of at least two (2) individuals, each of whom is a Non-Employee Director, as defined in Rule 16b-3 above mentioned.
4.	ELIGIBILITY.
Options, Restricted Stock and Shares may be granted to employees, officers, directors, service providers and consultants of the Company and any Subsidiary, provided, however, that 102 Stock Options and Incentive Stock Options may be granted only to employees of the Company or a Subsidiary and provided further that any member of the Committee shall be eligible to receive awards under the Plan while serving on the Committee, unless otherwise specified herein. A person who has been granted an Option, Restricted Stock or Share hereunder may be granted additional Options, Restricted Stock or Shares, if the Committee shall so determine. In determining the persons to whom Awards shall be granted and the number of Shares to be covered by each Award, the Committee shall take into account the duties of the respective persons, their present and potential contributions to the success of the Company and such other factors as the Committee shall deem relevant in connection with accomplishing the purpose of the Plan.
5.	SHARES.
The maximum number of Shares reserved for the grant of Awards under the Plan shall be five million (5,000,000) Shares. The Board may increase or decrease the number of Shares to be reserved under the Plan. Such Shares may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or may be reacquired by the Company (to the extent permitted under applicable law). Any of such Shares which may remain unsold and which are not subject to outstanding options at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan, the Company shall at all times reserve a sufficient number of Shares to meet the requirements of the Plan.
If any outstanding Award under the Plan should, for any reason, expire, be canceled or be forfeited without having been exercised in full, the Shares allocable to the unexercised, canceled or terminated portion of such Award shall (unless the Plan shall have been terminated) become available for subsequent grants of Awards under the Plan.
6.	TERMS AND CONDITIONS OF OPTIONS.
Each Option granted pursuant to the Plan shall be evidenced by a written agreement between the Company and the Grantee (the “Option Agreement”), in such form and containing such terms and conditions as the Committee shall from time to time approve, which Option Agreement shall comply with and be subject to the following terms and conditions, unless otherwise specifically provided in such Option Agreement. For purposes of interpreting this Section 6, a director’s service as a member of the Board shall be deemed to be employment with the Company, provided that for the purpose of Incentive Stock Options, a director of the Company or Subsidiary shall only be entitled to such Options in the event that there exists an employee-employer relationship between such director and the Company or Subsidiary.
6.1.	Number of Shares. Each Option Agreement shall state the number of Shares to which the Option relates.

6.2.	Type of Option. Each Option Agreement shall specifically state the type of Option granted thereunder and whether it constitutes a 102 Stock Option, 3(9) Stock Option, Incentive Stock Option, Nonqualified Stock Option or otherwise.

6.3.	Exercise Price. Each Option Agreement shall state the Exercise Price, which, in the case of an Incentive Stock Option, shall not be less than one hundred percent (100%) of the Fair Market Value of the Shares covered by the Option on the date of grant or such other amount as may be required pursuant to the Code. In the case of a 102 Stock Option, a 3(9) Stock Option or a Nonqualified Stock Option granted to any Grantee, the per Share exercise price shall be equal to the amount determined by the Committee or the Board, as the case may be, subject to all applicable law. In the case of an Incentive Stock Option granted to any Ten-Percent Shareholder, the Exercise Price shall be no less than 110% of the Fair Market Value of the Shares covered by the Option on the date of grant. In no event shall the Exercise Price of an Option be less than the nominal value of the shares for which such Option is exercisable. Subject to Section 3 and to the foregoing, the Committee may reduce the Exercise Price of any outstanding 102 Stock Option, 3(9) Stock Option or Nonqualified Stock Option. The Exercise Price shall also be subject to adjustment as provided in Section 13 hereof.

6.4.	Manner of Exercise. An Option may be exercised, as to any or all whole Shares as to which the Option has become exercisable, by written notice delivered in person or by mail to the Company or to any person designated by the Company for such purpose, specifying the number of Shares with respect to which the Option is being exercised, along with payment of the Exercise Price for such Shares in the manner specified in the following sentence. The Exercise Price shall be paid in full with respect to each Share, at the time of exercise, either in cash or cash equivalents or in such other manner as the Committee shall determine, including a cashless exercise procedure through a broker-dealer.

6.5.	Term and Vesting of Options. Each Option Agreement shall provide the vesting schedule for the Option as determined by the Committee, provided that (to the extent permitted under law) the Committee shall have the authority to accelerate the vesting of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate. Unless otherwise resolved by the Committee and stated in the Option Agreement, Options shall vest and become exercisable over a four (4) year period under the following schedule: fifty percent (50%) of the Shares covered by the Option on the second (2nd) anniversary of the date on which such Option is granted and six and one-quarter percent (6.25%) of the Shares covered by the Option at the end of each subsequent three-month period thereafter over the course of the following two (2) years; provided, however, that (to the extent permitted under law) the Committee, in its absolute discretion, may, on such terms and conditions as it may determine to be appropriate, accelerate or otherwise change the time at which such Option or any portion thereof may be exercised. The Option Agreement may contain performance goals and measurements, and the provisions with respect to any Option need not be the same as the provisions with respect to any other Option. The Exercise Period of an Option will be ten (10) years from the date of the grant of the Option unless otherwise determined by the Committee (to the extent permitted under law); provided, however, that in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, such Exercise Period shall not exceed five (5) years from the date of grant of such Incentive Stock Option. At the end of the Exercise Period, all Awards not exercised shall be deemed null and void. The Exercise Period shall be subject to earlier termination as provided in Sections 6.6 and 6.7 hereof.
6.6.	Termination. Except as provided in this Section 6.6 and in Section 6.7 hereof, an Option may not be exercised unless the Grantee is then in the employ of or maintaining a director, service provider or consultant relationship with the Company or a Subsidiary thereof or, in the case of an Incentive Stock Option, a company or a parent or subsidiary company of such company issuing or assuming the Option in a transaction to which Section 424(a) of the Code applies, and unless the Grantee has remained continuously so employed or in the director, service provider or consultant relationship since the date of grant of the Option. In the event that the employment or director, service provider or consultant relationship of a Grantee shall terminate (other than by reason of death, Disability or Retirement), all Options of such Grantee that are vested and exercisable at the time of such termination may, unless earlier terminated in accordance with their terms, be exercised within ninety (90) days after the date of such termination (or such different period as the Committee shall prescribe); provided, however, that if the Company (or the Subsidiary, when applicable) shall terminate the Grantee’s employment for Cause (as defined below), all Options theretofore granted to such Grantee (whether vested or not) shall, to the extent not theretofore exercised, terminate on the date of such termination or cessation unless otherwise determined by the Committee. In the case of a Grantee whose principal employer is a Subsidiary, the Grantee’s employment shall also be deemed to be terminated for purposes of this Section 6.6 as of the date on which such principal employer ceases to be a Subsidiary. Notwithstanding anything to the contrary, the Committee, in its absolute discretion may, on such terms and conditions as it may determine appropriate, extend the periods for which the Options held by any individual may continue to vest and be exercisable; provided, that such Options may lose their status as Incentive Stock Options under applicable law and be deemed Nonqualified Stock Options in the event that the period of vesting and/or exercisability of any option is extended beyond the later of: (i) ninety (90) days after the date of cessation of employment or performance of services; or (ii) the applicable period under Section 6.7 below.
For purposes of this Plan, the term “Cause” shall have the meaning as ascribed under the employment agreement between the Grantee and the Company (or its Subsidiary), if the Grantee is an employee, or the agreement governing the director, service provider or consultant relationship with the Company (or its Subsidiary), and notwithstanding the provisions or in the absence of any such agreement shall also mean any of the following resulting from an act or omission of Grantee: (i) fraud or embezzlement or felony or similar act; (ii) failure to substantially perform duties as an employee/service provider or to abide by the general policies of the Company (or a Subsidiary, when applicable) applicable to all employees/service providers (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); or (iii) an act of the Grantee which constitutes a breach of trust between the Grantee and the Company or constitutes a material breach of discipline; or (iv) any other act or omission which in the reasonable opinion of the Company or a Subsidiary could be financially injurious to the Company or a Subsidiary or injurious to the business reputation of the Company or a Subsidiary.
6.7.	Death, Disability or Retirement of Grantee. If a Grantee shall die while employed by, or maintaining a director, service provider or consultant relationship with, the Company or a Subsidiary, (or within such different period as the Committee may have provided pursuant to Section 6.6 hereof), or if the Grantee’s employment or director, service provider or consultant relationship shall terminate by reason of Disability, all Options theretofore granted to such Grantee (to the extent vested and exercisable) may, unless earlier terminated in accordance with their terms, be exercised by the Grantee or by the Grantee’s estate or by a person who acquired the right to exercise such Options by bequest or inheritance or otherwise by result of death or Disability of the Grantee, at any time within one (1) year after the earlier of the death or Disability of the Grantee or the termination of such Grantee’s employment (or such different period as the Committee shall prescribe). In the event that an Option granted hereunder shall be exercised by the legal representatives of a deceased or former Grantee, written notice of such exercise shall be accompanied by a certified copy of letters testamentary or equivalent proof of the right of such legal representative to exercise such Option. In the event that the employment or director, service provider or consultant relationship of a Grantee shall terminate on account of such Grantee’s Retirement, all Options of such Grantee that are exercisable at the time of such Retirement may, unless earlier terminated in accordance with their terms, be exercised at any time within ninety (90) days after the date of such Retirement (or such different period as the Committee shall prescribe).

6.8.	Other Provisions. The Option Agreements evidencing Awards under the Plan shall contain such other terms and conditions not inconsistent with the Plan as the Committee may determine.
7.	102 STOCK OPTIONS.
Options granted pursuant to this Section 7 are intended to constitute 102 Stock Options and, subject to Section 102 of the Ordinance and the rules and regulations promulgated thereunder, as amended, the general terms and conditions specified in Section 6 hereof and other provisions of the Plan, except for said provisions of the Plan applying to Options under a different tax law or regulation, shall apply.
The Committee shall determine, at its sole discretion and subject to applicable law, whether 102 Stock Options issued to each Grantee shall be issued either under the

“income” route or under the “capital” route, in accordance with the provisions of the Ordinance.
To the extent required by the Ordinance or the Income Tax Commissioner of the State of Israel, the 102 Stock Options which shall be granted pursuant to the Plan shall be issued to a Trustee nominated by the Committee and approved by the tax authorities in accordance with the provisions of the Ordinance, and the 102 Stock Options and the Shares issued upon the exercise of said Option shall be issued in the name of the Trustee, to be held for the benefit of the Grantee, for such period of time as may be required by the Ordinance under the terms of a trust agreement and related instruments as shall be approved by the Committee.
8.	3(9) STOCK OPTIONS.
Options granted pursuant to this Section 8 are intended to constitute 3(9) Stock Options and shall be subject to the general terms and conditions specified in Section 6 hereof and other provisions of the Plan, except for said provisions of the Plan applying to Options under a different tax law or regulation.
To the extent required by the Ordinance or the Income Tax Commissioner of the State of Israel, the 3(9) Stock Options, which shall be granted pursuant to the Plan, may be issued to a Trustee nominated by the Committee under the terms of a trust agreement and related instruments as shall be approved by the Committee in accordance with the provisions of the Ordinance.
9.	NONQUALIFIED STOCK OPTIONS.
Options granted pursuant to this Section 9 are intended to constitute Nonqualified Stock Options and shall be subject to the general terms and conditions specified in Section 6 hereof and other provisions of the Plan, except for said provisions of the Plan applying to Options under a different tax law or regulation.
10.	INCENTIVE STOCK OPTIONS.
Options granted pursuant to this Section 10 are intended to constitute Incentive Stock Options and shall be granted subject to both the following special terms and conditions and the general terms and conditions specified in Section 6 hereof and other provisions of the Plan, except for said provisions of the Plan applying to Options under a different tax law or regulation:
10.1.	Value of Shares. The aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options granted under this Plan and all other option plans of any Subsidiary become exercisable for the first time by each Grantee during any calendar year shall not exceed one hundred thousand United States dollars ($100,000) with respect to such Grantee. To the extent that the aggregate Fair Market Value of Shares with respect to which the Incentive Stock Options are exercisable for the first time by any Grantee during any calendar years exceeds one hundred thousand United States dollars ($100,000), such Options shall be treated as Non-Qualified Stock Options. The foregoing shall be applied by taking options into account in the order in which they were granted, with the Fair Market Value of any Share to be determined at the time of the grant of the Option. In the event the foregoing results in the portion of an Incentive Stock Option exceeding the one hundred thousand United States dollars ($100,000) limitation, only such excess shall be treated as a Non-Qualified Stock Option.
11.	Restricted Stock.
The Committee may award shares of Restricted Stock to any eligible employee, director, service provider or consultant, including under Section 102 of the Ordinance. Each Award of Restricted Stock under the Plan shall be evidenced by a written agreement between the Company and the Grantee (the “Restricted Stock Agreement”), in such form as the Committee shall from time to time approve, which Restricted Stock Agreement shall comply with and be subject to the following terms and conditions, unless otherwise specifically provided in such Agreement:
11.1.	Number of Shares. Each Restricted Stock Agreement shall state the number of shares of Restricted Stock to be subject to an Award.

11.2.	Restrictions. Shares of Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, for such period as the Committee shall determine from the date on which the Award is granted (the “Restricted Period”). The Committee may also impose such additional or alternative restrictions and conditions on the shares of Restricted Stock as it deems appropriate including the satisfaction of performance criteria. Such performance criteria may include, but are not limited to, sales, earnings before interest and taxes, return on investment, earnings per share, any combination of the foregoing or rate of growth of any of the foregoing, as determined by the Committee. Certificates for Shares issued pursuant to Restricted Stock Awards shall bear an appropriate legend referring to such restrictions, and any attempt to dispose of any such shares in contravention of such restrictions shall be null and void and without effect. During the Restricted Period, such certificates shall be held in escrow by an escrow agent appointed by the Committee, or, if a Restricted Stock Award is made pursuant to Section 102, by the Trustee. In determining the Restricted Period of an Award the Committee may provide that the foregoing restrictions shall lapse with respect to specified percentages of the awarded shares on successive anniversaries of the date of such Award. To the extent required by the Ordinance or the Income Tax Commissioner of the State of Israel, the Restricted Stock issued pursuant to Section 102 of the Ordinance shall be issued to the Trustee in accordance with the provisions of the Ordinance and the Restricted Stock shall be held for the benefit of the Grantee for a period of not less than twenty-four (24) months from the date of grant (or such other period of time as may be required by the Ordinance).

11.3.	Adjustment of Performance Goals. The Committee may adjust performance goals to take into account changes in law and accounting and tax rules and to make such adjustments, as the Committee deems necessary or appropriate to reflect the inclusion or the exclusion of the impact of extraordinary or unusual items, events or circumstances. The Committee also may adjust the performance goals by reducing the amount to be received by any Grantee pursuant to an Award if and to the extent that the Committee deems it appropriate.

11.4.	Forfeiture. Subject to such exceptions as may be determined by the Committee, if the Grantee’s continuous employment or director, service provider or consultant relationship with the Company or any Subsidiary shall terminate for any reason prior to the expiration of the Restricted Period of an Award, any shares remaining subject to restrictions (after taking into account the provisions of Section 11.6) shall thereupon be forfeited by the Grantee and transferred to, and reacquired by, the Company or a Subsidiary at no cost to the Company or Subsidiary, subject to all applicable law.

11.5.	Ownership. During the Restricted Period the Grantee shall possess all incidents of ownership of such Shares, subject to Section 11.2, including the right to receive dividends with respect to such Shares and to vote such Shares.

11.6.	Accelerated Lapse of Restrictions. Upon the occurrence of any of the events listed in Section 13.2 and subject to Section 13.3, all restrictions then outstanding with respect to Restricted Stock awarded hereunder shall automatically expire and be of no further force and effect. The Committee shall have the authority (and the Agreement may so provide) to cancel all or any portion of any outstanding restrictions prior to the expiration of the Restricted Period with respect to any or all of the shares of Restricted Stock awarded on such terms and conditions as the Committee shall deem appropriate.

11.7.	83(b) Election. In connection with the grant of Restricted Stock Awards, the Company shall allow the Grantee to make an 83(b) election within the time period prescribed by the Code.
12.	OTHER SHARE OR SHARE-BASED AWARDS.
The Committee may grant other Awards under the Plan pursuant to which Shares (which may, but need not, be shares of Restricted Stock pursuant to Section 10.1 hereof), cash or a combination thereof, are or may in the future be acquired or received, or Awards denominated in stock units, including units valued on the basis of measures other than market value. The Committee may also grant stock appreciation rights without the grant of an accompanying option, which rights shall permit the Grantees to receive, at the time of any exercise of such rights, cash equal to the amount by which the Fair Market Value of all Shares in respect to which the right was granted exceeds the exercise price thereof. The Committee may, and it is hereby deemed to be an Award under the terms of the Plan, grant to Grantees (including employees) the opportunity to purchase Shares of the Company in connection with any public offerings of the Company’s securities. Such other share based Awards may be granted alone, in addition to, or in tandem with any Award of any type granted under the plan and must be consistent with the purposes of the Plan.
13.	EFFECT OF CERTAIN CHANGES.
13.1.	General. In the event of a subdivision of the outstanding share capital of the Company, any payment of a stock dividend (distribution of bonus shares), a recapitalization, a reorganization (which may include a combination or exchange of shares), a consolidation, a stock split, a spin-off or other corporate divestiture or division, a reclassification or other similar occurrence, the Committee shall, at its sole discretion make appropriate adjustments in one or more of (i) the number of Shares available for Awards, (ii) the number of such Shares covered by outstanding Awards, and (iii) the exercise price per share covered by the Option Awards (as defined below); provided, however, that any fractional shares resulting from such adjustment shall be rounded down to the nearest whole share and provided further that any adjustment to Awards granted shall be so adjusted as to maintain the proportionate number of Shares without changing the aggregate Exercise Price.
13.2.	Merger and Sale of Company. In the event of (i) a sale of all or substantially all of the assets of the Company; or (ii) a sale (including an exchange) of all or substantially all of the shares of capital stock of the Company; or (iii) a merger, consolidation, amalgamation or like transaction of the Company with or into another corporation; or (iv) a scheme of arrangement for the purpose of effecting such sale, merger or amalgamation (all such transactions being herein referred to as a “Merger/Sale”), then, without the Grantee’s consent and action -
13.2.1.	the Committee in its sole discretion will use its efforts to cause that any Award then outstanding be assumed or an equivalent Award shall be substituted by such successor corporation or, in such event that such transaction is effected through a subsidiary, the parent of such successor corporation, under substantially the same terms as the Award, all of such terms as determined by the Committee to be, in its discretion, fair in the circumstances; and

13.2.2.	in such case that such successor corporation or other entity does not agree to assume the Award or to substitute an equivalent Award and, if the Award is an Option (“Option Award”), then the Committee shall, in lieu of such assumption or substitution of the Option Award and in its sole discretion, either (i) provide for the Grantee to have the right to exercise the Option Award as to all of the Shares or any part thereof, including Shares covered by the Option Award which would not otherwise be exercisable, under such terms and conditions as the Committee shall determine; or (ii) provide for the cancellation of each outstanding Option Award at the closing of such Merger/Sale, against payment to the Grantee of an amount in cash, securities or other assets equal to the amount, if any, by which (a) the fair market value of each Share covered by the Option Award as reflected under the terms of the Merger/Sale, as determined by the Committee, exceeds (b) the Exercise Price of each Share covered by the Option Award.

13.2.3.	Notwithstanding the foregoing, in the event of a Merger/Sale, the Committee may determine in its sole discretion that upon completion of such Merger/Sale, the terms of any Award be otherwise amended and modified, as the Committee shall deem in good faith to be appropriate, and if an Option Award, that the Option Award shall confer the right to purchase any other security or asset, or any combination thereof, or that its terms be otherwise amended or modified, as the Committee shall deem in good faith to be appropriate.

13.3.	Reservation of Rights. Except as expressly provided in this Section 13, the Grantee of an Award hereunder shall have no rights by reason of any subdivision or consolidation of stock of any class or the payment of any stock dividend (bonus shares) or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, Merger/Sale, or consolidation, divestiture or spin-off of assets or stock of another company; and any issue by the Company of stock of any class, or securities convertible into shares of stock of any class, shall not effect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award. The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structures or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or part of its business or assets or engage in any similar transactions.
14.	NONTRANSFERABILITY OF AWARDS; SURVIVING BENEFICIARY.
Unless otherwise approved by the Committee, all Awards granted under the Plan shall not be transferable otherwise than by will or by the laws of descent and distribution, and Awards may be exercised or otherwise realized, during the lifetime of the Grantee, only by the Grantee or by his guardian or legal representative, to the extent provided for herein. A Grantee may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Grantee, the executor or administrator of the Grantee’s estate shall be deemed to be the Grantee’s beneficiary.
15.	AGREEMENT BY GRANTEE REGARDING TAXES.
If the Committee shall so require, as a condition of exercise of an Option, the release of Shares by the Trustee or the expiration of the Restricted Period (each a “Tax Event”), each Grantee shall agree that, no later than the date of the Tax Event, he/she will pay to the Company or make arrangements satisfactory to the Committee and the Trustee (if applicable) regarding payment of any applicable taxes of any kind required by law to be withheld or paid upon the Tax Event. To the extent approved by the Committee and permitted by law, a withholding obligation may be satisfied by the withholding or delivery of Shares.
ALL TAX CONSEQUENCES UNDER ANY APPLICABLE LAW WHICH MAY ARISE FROM THE GRANT OF ANY OPTIONS, RESTRICTED STOCK OR SHARES, OR IN THE CASE OF AN OPTION, FROM ITS EXERCISE, FROM THE SALE OR DISPOSITION OF THE SHARES OR RESTRICTED STOCK OR FROM ANY OTHER ACT OF THE GRANTEE IN CONNECTION WITH THE FOREGOING, INCLUDING, WITHOUT LIMITATION, ANY TAX CONSEQUENCES RESULTING FROM THE ELECTION BY THE COMPANY OF EITHER THE “INCOME” ROUTE OR THE “CAPITAL” ROUTE IN ACCORDANCE WITH THE PROVISIONS OF THE ORDINANCE, SHALL BE BORNE SOLELY BY THE GRANTEE, AND THE GRANTEE SHALL INDEMNIFY THE COMPANY, ANY SUBSIDIARY AND THE TRUSTEE, AND SHALL HOLD THEM HARMLESS AGAINST AND FROM ANY LIABILITY FOR ANY SUCH TAX OR PENALTY, INTEREST OR INDEXATION THEREON OR THEREUPON.

16.	RIGHTS AS A SHAREHOLDER; VOTING AND DIVIDENDS.
A Grantee or a transferee of an Award shall have no rights as a Shareholder with respect to any Shares covered by the Award until the date of the issuance of a Share certificate to him/her for such Shares, or, in the case of 102 Stock Options or 3(9) Stock Options (if such 3(9) Stock Options are being held by a Trustee), until the date of the issuance of a Share certificate to the Trustee. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date such Share Certificate is issued, except as provided in Section 13.1 hereof. In the event that a Trustee holds Shares issued upon the exercise of 102 Stock Options, any cash dividends paid by the Company on such Shares shall be paid directly to the Grantee, subject to any applicable taxation on distribution of dividends, and any stock dividends (bonus shares) shall be paid to the Trustee.
17.	NO RETENTION RIGHTS.
Nothing in the Plan or in any Award granted or agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ of, or in a director, service provider or consultant relationship with, the Company or any Subsidiary or to be entitled to any remuneration or benefits not set forth in the Plan or such agreement or to interfere with or limit in any way the right of the Company or any such Subsidiary to terminate such Grantee’s employment or service. Awards granted under the Plan shall not be affected by any change in duties or position of a Grantee as long as such Grantee continues to be employed by, or in a director, service provider or consultant with, the Company or any Subsidiary.
18.	APPROVAL.
The Plan shall take effect upon its adoption by the Board and shall terminate on the tenth anniversary of such date or such later date on which Awards granted under the Plan during such 10-year period are still outstanding. Notwithstanding the foregoing, in the event that approval of the Plan by the Shareholders is required under applicable law, in connection with the application of certain tax treatment or pursuant to applicable stock exchange rules or regulations or otherwise, such approval shall be obtained within the time required under the applicable law.
19.  PERIOD DURING WHICH AWARDS MAY BE GRANTED.
Awards may be granted pursuant to the Plan from time to time within a period of ten (10) years from the date the Plan is adopted by the Board. No Incentive Stock Option shall be exercised unless and until the Plan has been approved by the Shareholders, which approval shall be within twelve (12) months before or after the date the Plan was adopted by the Board.

20.	AMENDMENT AND TERMINATION OF THE PLAN.
The Board at any time and from time to time may suspend, terminate, modify or amend the Plan, including with respect to Awards made prior thereto; provided, however, that, unless otherwise determined by the Board, an amendment which requires Shareholder approval in order for the Plan to continue to comply with any law, regulation or stock exchange requirement, shall not be effective unless approved by the requisite vote of Shareholders.
21.  GOVERNING LAW.
The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Israel. Certain definitions, which refer to laws other than the laws of the State of Israel shall be construed in accordance with such other laws.
*********